Exhibit 99.1

FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems to Equip New York Proton Consortium with ProBeam System

NEW YORK, NY, July 21, 2015 -- Varian Medical Systems (NYSE: VAR) today announced that it has entered into an agreement with New York Proton Management LLC, a consortium of leading New York healthcare institutions including Memorial Sloan Kettering Cancer Center, Mount Sinai Health System, Montefiore Health System, and ProHEALTH Medical Management, LLC formed to operate The New York Proton Center, the first proton facility in New York State. Varian will provide the center, which will have four treatment rooms and a research room, with its ProBeam™ system, as well as 10 years of service for approximately $115 million. The center, which will be located in Manhattan, is expected to open for treatment in the first half of 2018.

Varian expects to book the equipment portion of the order in the fourth quarter of this fiscal year with the remainder of the order to be booked in accordance with the company's policies over the term of the agreement.

Under an agreement with MM Proton I, LLC, the project developer, Varian’s international subsidiary in Switzerland will provide $91.5 million in project financing, including a six-and-half-year $73 million senior first lien loan at 9 percent interest and a six-and-half-year $18.5 million subordinate loan at up to 13.5 percent interest. Other lenders for the $242.7 million in total project loans include JPMorgan Chase Bank, N.A. and an affiliate of The Goldman Sachs Group, Inc. The project facility is managed by Murphy & McManus, a Boston-based developer of healthcare and life science facilities and Norton Travis of NLT Advisors served as project coordinator on behalf of the consortium.

“We are excited to be part of an innovative and cooperative initiative by leading cancer clinicians to provide patients in the New York area and around the world with the most advanced proton treatment capabilities,” said Dow Wilson, Varian president and CEO.

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Varian Medical Systems to Equip New York Proton Consortium with ProBeam System	Page 2

Varian's ProBeam system with Dynamic Peak™ Scanning is uniquely capable of high-speed intensity modulated proton therapy (IMPT) which is the most precise form of proton therapy available. The Varian installation will include its ARIA® information management system and Eclipse™ treatment planning software.

Proton therapy makes it possible to treat certain types of cancer more precisely and with potentially fewer side effects than is possible with conventional radiation therapy. With proton therapy, the risk of damage to healthy tissues and potential side effects is reduced because the beam stops and deposits dose within the tumor site rather than passing all the way through the patient. Proton therapy can be used for many of the most common types of cancer. In pediatric patients the risk of developing a new, radiation-induced cancer later in life may be reduced.

Varian's ProBeam technology is being used to treat patients at the Scripps Proton Therapy Center in San Diego, the Rinecker Proton Therapy Center in Munich, and at the Paul Scherrer Institute in Switzerland.  Varian also has contracts for system installations at nine other sites around the world.

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About Varian Medical Systems
Varian Medical Systems, Inc., of Palo Alto, California, focuses energy on saving lives by equipping the world with advanced technology for fighting cancer and for X-ray imaging. The company is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiation. The company provides comprehensive solutions for radiotherapy, radiosurgery, proton therapy and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is also a premier supplier of X-ray imaging components, including tubes, digital detectors, and image processing software and workstations for use in medical, scientific, and industrial settings, as well as for security and non-destructive testing. Varian Medical Systems employs approximately 6,800 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit www.varian.com or follow us on Twitter.

Forward-Looking Statements

Except for historical information, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook; the company's future business, including orders and revenues; market acceptance of or transition to new products or technology for proton therapy, the ability of Varian’s technology and products to treat cancer and any statements using the terms “can,” “will,” “may,” “expected,” “possible,” “potential” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company's actual results to differ materially from those anticipated. Such risks and uncertainties include the company’s ability to timely install and commission the equipment; whether sufficient patient volumes and revenues will be generated to support scheduled loan payments; whether the loans will be repaid or refinanced upon maturity; the effect of economic conditions; demand for the company's products; the company's ability to meet legal and other regulatory requirements; changes in the legal, regulatory or political environment; and the other risks listed from time to time in the company's filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.